Exhibit 3

                                                                  EXECUTION COPY

================================================================================



                          AGREEMENT AND PLAN OF MERGER

                                      among

                         LEUCADIA NATIONAL CORPORATION,

                           MARIGOLD ACQUISITION CORP.

                                       and

                              MK RESOURCES COMPANY


                             Dated as of May 2, 2005



================================================================================



NY2:\1527357\06\WQ$L06!.DOC\76830.0273
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                                TABLE OF CONTENTS

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

                                                                                                      PAGE

ARTICLE I             The Merger........................................................................2

         Section 1.1.          The Merger...............................................................2

         Section 1.2.          Closing..................................................................2

         Section 1.3.          Effective Time...........................................................3

         Section 1.4.          Effects of the Merger....................................................3

         Section 1.5.          Certificate of Incorporation and By-laws of the
                               Surviving Corporation....................................................3

         Section 1.6.          Directors and Officers of the Surviving Corporation......................3

ARTICLE II            Effect of the Merger on the Capital Stock of the Company and
                      Merger Sub; Exchange of Certificates..............................................3

         Section 2.1.          Effect on Capital Stock..................................................3

         Section 2.2.          Exchange of Certificates.................................................4

         Section 2.3.          Appraisal Rights.........................................................8

         Section 2.4.          Adjustments..............................................................8

ARTICLE III           Representations and Warranties of the Company.....................................9

         Section 3.1.          Organization, Standing and Corporate Power...............................9

         Section 3.2.          Capitalization..........................................................10

         Section 3.3.          Authority; Noncontravention; Voting Requirements........................11

         Section 3.4.          Governmental Approvals..................................................12

         Section 3.5.          Company SEC Documents; Undisclosed Liabilities..........................12

         Section 3.6.          Absence of Certain Changes or Events....................................13

         Section 3.7.          Information Supplied....................................................13

         Section 3.8.          Tax Matters.............................................................14

         Section 3.9.          Opinions of Financial Advisors..........................................16

         Section 3.10.         Brokers and Other Advisors..............................................16

         Section 3.11.         State Takeover Statutes.................................................16

         Section 3.12.         Share Purchase Agreement................................................16

ARTICLE IV            Representations and Warranties of Parent and Merger Sub..........................17

         Section 4.1.          Organization............................................................17

         Section 4.2.          Authority...............................................................17


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                               TABLE OF CONTENTS
                                  (CONTINUED)


                                                                                                      PAGE

         Section 4.3.          Consents and Approvals; No Violations...................................18

         Section 4.4.          Information Supplied....................................................18

         Section 4.5.          Capitalization..........................................................19

         Section 4.6.          Parent Common Stock.....................................................19

         Section 4.7.          SEC Documents; Undisclosed Liabilities..................................19

         Section 4.8.          Absence of Certain Changes or Events....................................20

         Section 4.9.          Ownership and Operations of Merger Sub..................................20

         Section 4.10.         Finders or Brokers......................................................20

         Section 4.11.         Share Purchase Agreement................................................20

ARTICLE V             Additional Covenants and Agreements..............................................21

         Section 5.1.          Preparation of the Form S-4 and the Proxy Statement;
                               Stockholder Meetings....................................................21

         Section 5.2.          Conduct of Business.....................................................22

         Section 5.3.          No Solicitation by the Company; Etc.....................................24

         Section 5.4.          Reasonable Best Efforts.................................................26

         Section 5.5.          Public Announcements....................................................27

         Section 5.6.          Access to Information...................................................27

         Section 5.7.          Notification of Certain Matters.........................................28

         Section 5.8.          Indemnification and Insurance...........................................28

         Section 5.9.          Securityholder Litigation...............................................29

         Section 5.10.         Fees and Expenses.......................................................29

         Section 5.11.         Affiliates..............................................................29

         Section 5.12.         Rule 16b-3..............................................................29

ARTICLE VI            Conditions Precedent.............................................................29

         Section 6.1.          Conditions to Each Party's Obligation to Effect the Merger..............29

         Section 6.2.          Conditions to Obligations of Parent and Merger Sub......................30

         Section 6.3.          Conditions to Obligation of the Company.................................30

         Section 6.4.          Frustration of Closing Conditions.......................................31

ARTICLE VII           Termination......................................................................31



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                               TABLE OF CONTENTS
                                  (CONTINUED)


                                                                                                      PAGE

         Section 7.1.          Termination.............................................................31

         Section 7.2.          Effect of Termination...................................................32

         Section 7.3.          Termination Fee.........................................................32

ARTICLE VIII          Miscellaneous....................................................................33

         Section 8.1.          No Survival, Etc........................................................33

         Section 8.2.          Amendment or Supplement.................................................33

         Section 8.3.          Extension of Time, Waiver, Etc..........................................34

         Section 8.4.          Assignment..............................................................34

         Section 8.5.          Counterparts............................................................34

         Section 8.6.          Entire Agreement; No Third-Party Beneficiaries..........................34

         Section 8.7.          Governing Law; Jurisdiction; Waiver of Jury Trial.......................34

         Section 8.8.          Specific Enforcement....................................................35

         Section 8.9.          Notices.................................................................35

         Section 8.10.         Severability............................................................36

         Section 8.11.         Definitions.............................................................36

         Section 8.12.         Interpretation..........................................................38

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                                      iii

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                          AGREEMENT AND PLAN OF MERGER

           This AGREEMENT AND PLAN OF MERGER, dated as of May 2, 2005 (this "AGREEMENT"), among LEUCADIA NATIONAL CORPORATION, a New York corporation ("PARENT"), MARIGOLD ACQUISITION CORP., a Delaware corporation and wholly owned Subsidiary of Parent ("MERGER SUB"), and MK RESOURCES COMPANY, a Delaware corporation (the "COMPANY"). Certain terms used in this Agreement are used as defined in Section 8.11.

           WHEREAS, the respective Boards of Directors of the Company and Merger Sub have approved and declared advisable, and the Board of Directors of Parent has approved, this Agreement and the merger of Merger Sub with and into the Company (the "MERGER"), on the terms and subject to the conditions provided for in this Agreement; and

           WHEREAS, as a condition to, and simultaneously with, the execution of this Agreement, the Company, Parent and Inmet Mining Corporation ("INMET") are entering into a Share Purchase Agreement (the "SHARE PURCHASE AGREEMENT", and the transactions contemplated thereby, the "INMET SHARE PURCHASE") pursuant to which the Company has agreed, among other things, to sell 70% of the issued and outstanding capital stock of MK Gold Exploration B.V., a private company with limited liability under the laws of the Netherlands, or 70% of the equity interests of such other entity mutually acceptable to the Company, Parent and Inmet owning, directly or indirectly, 100% of the Material Company Subsidiaries (as defined below) (such capital stock or equity interests, the "PURCHASED SHARES"), and Inmet has agreed, among other things, to purchase the Purchased Shares for the aggregate consideration of 5,600,000 Inmet common shares (subject to adjustment as provided in the Share Purchase Agreement).

           NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

                                    ARTICLE I

                                   The Merger
                                   ----------

           SECTION 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), at the Effective Time Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the "SURVIVING CORPORATION").

           SECTION 1.2. Closing. The closing of the Merger (the "CLOSING") shall take place at 10:00 a.m. (New York City time) on a date to be specified by the parties (the "CLOSING DATE"), which date shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, unless another time, date or place is agreed to in writing by the parties hereto.


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           SECTION 1.3. Effective Time. Subject to the provisions of this
Agreement, as soon as practicable on the Closing Date the parties shall file with the Secretary of State of the State of Delaware a certificate of merger, executed in accordance with the relevant provisions of the DGCL (the "CERTIFICATE OF MERGER"). The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the "EFFECTIVE TIME").

           SECTION 1.4. Effects of the Merger. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

           SECTION 1.5. Certificate of Incorporation and By-laws of the Surviving Corporation. At the Effective Time, (a) the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law, and (b) the by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

           SECTION 1.6. Directors and Officers of the Surviving Corporation. Each of the parties hereto shall take all necessary action to cause the directors and officers of Merger Sub immediately prior to the Effective Time to be the directors and officers, respectively, of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

                                   ARTICLE II

                Effect of the Merger on the Capital Stock of the
                ------------------------------------------------
                Company and Merger Sub; Exchange of Certificates
                ------------------------------------------------

           SECTION 2.1. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, par value $0.01 per share, of the Company ("COMPANY COMMON STOCK") or the holder of any shares of capital stock of Merger Sub:


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           (a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

           (b) Cancellation of Treasury Stock and Parent-Owned Stock. Any shares of Company Common Stock that are owned by the Company as treasury stock, and any shares of Company Common Stock that are owned by Parent or Merger Sub, shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

           (c) Conversion of Company Common Stock. Subject to Section 2.2(e), each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2.1(b)) shall be converted into the right to receive 0.0317 (the "EXCHANGE RATIO") of a validly issued, fully paid and nonassessable common share, par value $1.00 per share, of Parent ("PARENT COMPANY STOCK") (the "MERGER CONSIDERATION"). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate, which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a "CERTIFICATE"), shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c) and cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e), in each case to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.2(b), without interest.

           SECTION 2.2. Exchange of Certificates.

           (a) Exchange Agent. On or promptly following the Closing Date, Parent shall deposit with American Stock Transfer & Trust Company or such bank or trust company as may be designated by Parent (the "EXCHANGE AGENT"), for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the shares of Parent Common Stock issuable pursuant to Section 2.1 in exchange for outstanding shares of Company Common Stock (such shares of Parent Common Stock, together with any dividends or other distributions with respect thereto with a record date after the Effective Time and any cash payments in lieu of any fractional shares of Parent Common Stock, being hereinafter referred to as the "EXCHANGE FUND").

           (b) Exchange Procedures. Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate whose shares of Company Common Stock were converted pursuant to Section 2.1(c) into the right to receive the Merger Consideration, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the holder's Certificate(s) shall pass, only upon delivery of the Certificate(s) to the Exchange Agent, and which shall be in such form and shall


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have such other provisions as Parent may reasonably specify) and (ii)
instructions for use in effecting the surrender of the Certificate(s) in exchange for certificates representing the Merger Consideration, any dividends or other distributions to which holders of Certificate(s) are entitled pursuant to Section 2.2(c) and cash in lieu of any fractional shares of Parent Common Stock to which such holders are entitled pursuant to Section 2.2(e). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Exchange Agent), the holder of such Certificate(s) shall be entitled to receive in exchange therefor (A) a certificate representing that number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of this Article II after taking into account all the shares of Company Common Stock then held by such holder under all such Certificate(s) so surrendered, (B) any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c) and (C) cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e), and the Certificate(s) so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered, if, upon presentation to the Exchange Agent, such Certificate is properly endorsed or is otherwise in proper form for transfer and the Person requesting such issuance shall have paid any transfer and other Taxes required by reason of the issuance of shares of Parent Common Stock to a Person other than the registered holder of such Certificate or shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration, any dividends or other distributions to which the holder of such Certificate is entitled pursuant to Section 2.2(c) and cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e), in each case, without interest.

           (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock that the holder thereof has the right to receive upon the surrender of such Certificate, and no cash payment in lieu of any fractional shares of Parent Common Stock shall be paid to any such holder pursuant to Section 2.2(e), in each case until the holder of such Certificate shall surrender such Certificate in accordance with this Article II. Following surrender of any Certificate in accordance with this Article II, there shall be paid to the record holder thereof, without interest, (i) promptly following the time of such surrender, the amount of cash payable in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions, payable with respect to that number of whole shares of Parent Common Stock issuable in exchange for such Certificate pursuant to this Article II, with a record date after the Effective Time and paid with respect to Parent Common Stock prior to such surrender, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.


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           (d) Transfer Books; No Further Ownership Rights in Company Stock. All
shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any dividends or other distributions paid pursuant to Section 2.2(c) and cash paid in lieu of any fractional shares pursuant to Section 2.2(e)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates, and at the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates that evidenced ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided for herein or by applicable law. Subject to the last sentence of
Section 2.2(g), if, at any time after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

           (e) No Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividends or other distributions of Parent shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent. In lieu thereof, each former holder of shares of Company Common Stock who would otherwise have been entitled to such a fractional share interest (after aggregating all fractional shares of Parent Common Stock that otherwise would have been received by such holder) will be entitled to receive an amount in cash (without interest) equal to such holder's proportionate interest in the net proceeds from the sale or sales in the open market by the Exchange Agent, on behalf of such holders, of the aggregated fractional shares of Parent Common Stock issued pursuant to this Section 2.2(e). Promptly following the Effective Time, (i) the Exchange Agent shall determine the total amount of the fractional shares of Parent Common Stock to which all such former Company stockholders would otherwise be entitled, and aggregate the same into whole shares of Parent Common Stock (rounded up to the nearest whole share), (ii) Parent shall issue such whole shares of Parent Common Stock to the Exchange Agent, as agent for such former stockholders, and (iii) the Exchange Agent shall sell such shares of Parent Common Stock at the then prevailing prices on the New York Stock Exchange through one or more member firms of the New York Stock Exchange (which sales shall be executed in round lots to the extent practicable). Until the net proceeds of such sales have been distributed to such former stockholders, the Exchange Agent will hold such proceeds in trust for such holders. Promptly after the determination of the amount of cash to be paid to such former stockholders in lieu of any fractional interests in Parent Common Stock, the Exchange Agent shall pay such amounts to such former stockholders (subject to any required withholding of Taxes).


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
           (f) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, any dividends or other distributions to which the holder of such Certificate would be entitled pursuant to Section 2.2(c) and cash in lieu of any fractional shares of Parent Common Stock to which such holder would be entitled pursuant to Section 2.2(e), in each case pursuant to this Agreement.

           (g) Termination of Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for ninety (90) days after the Effective Time shall be delivered to Parent, upon demand, and any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their claim for the Merger Consideration, any dividends or other distributions with respect to shares of Parent Common Stock and cash in lieu of any fractional shares of Parent Common Stock in accordance with this Article II. If any Certificate shall not have been surrendered immediately prior to such date on which any Merger Consideration (and all dividends or other distributions payable pursuant to Section 2.2(c) and all cash payable in lieu of fractional shares pursuant to Section 2.2(e)) would otherwise escheat to or become property of any Governmental Authority, any such Merger Consideration (and all dividends or other distributions payable pursuant to Section 2.2(c) and all cash payable in lieu of fractional shares pursuant to
Section 2.2(e)) shall become, to the extent permitted by applicable Law, the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

           (h) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any shares of Parent Common Stock (or dividends or other distributions with respect thereto) or cash in lieu of any fractional shares of Parent Common Stock or cash from the Exchange Fund, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

           (i) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent. Any interest and other income resulting from such investments shall be the property of, and shall be paid to, Parent.

           (j) Withholding Taxes. Parent and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of shares of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law. To the extent amounts are so withheld and paid over to the appropriate taxing authority, Parent and the Exchange Agent shall be treated as though they withheld from the type of consideration from which withholding is required, an


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
appropriate amount otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock in order to provide for such withholding obligation and such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the former holder of the shares of Company Common Stock. If withholding is required from shares of Parent Common Stock, Parent and the Exchange Agent shall be treated as having sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the appropriate taxing authority.

           SECTION 2.3. Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a stockholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of
Section 262 of the DGCL (the "DISSENTING STOCKHOLDERS"), shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the "DISSENTING SHARES"), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost the right to appraisal under the DGCL. If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder's shares of Company Common Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such share of Company Common Stock, in accordance with Section 2.1, without any interest thereon. The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders' rights of appraisal, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.2 to pay for shares of Company Common Stock for which appraisal rights have been perfected shall be returned to Parent upon demand.

           SECTION 2.4. Adjustments. Notwithstanding any provision of this
Article II to the contrary (but without in any way limiting the covenants in Section 5.2(a)), if between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock or Parent Common Stock shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the Exchange Ratio shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.


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
                                  ARTICLE III

                  Representations and Warranties of the Company
                  ---------------------------------------------

           The Company represents and warrants to Parent and Merger Sub that except as set forth in the disclosure schedule delivered by the Company to Parent simultaneously with the execution of this Agreement (the "COMPANY DISCLOSURE SCHEDULE"):

           SECTION 3.1. Organization, Standing and Corporate Power.

           (a) Each of the Company and the Material Company Subsidiaries is a corporation duly organized, validly existing and in good standing, if applicable, under the Laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted and as currently proposed by its management to be conducted. Each of the Company and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, has not had and could not reasonably be expected to have a Company Material Adverse Effect (as defined below). For purposes of this Agreement, "COMPANY MATERIAL ADVERSE EFFECT" means a material adverse change in, or a material adverse effect upon, the business, operations, prospects, assets, liabilities or financial condition of the Company and the Material Company Subsidiaries, taken as a whole, excluding any change or effect caused by or resulting from or attributable to (i) conditions in the global economy or securities markets in general; (ii) developments affecting the worldwide base metal mining industry in general which do not have a materially disproportionate effect on the Company and the Material Company Subsidiaries, taken as a whole;
(iii) changes in the price of copper; or (iv) changes in currency exchange rates.

           (b) Exhibit 21.1 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (the "COMPANY 10-K") sets forth (by incorporation by reference) all Subsidiaries of the Company together with the jurisdiction of organization of each such Subsidiary. All the outstanding shares of capital stock of, or other equity interests in, each Material Company Subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all liens, pledges, charges, mortgages, encumbrances, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the


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Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "SECURITIES ACT"), and the "blue sky" laws of the various States of the United States) (collectively, "LIENS"), except for Liens in favor of Parent. Except as disclosed in the Company 10-K, the Company does not own, directly or indirectly, any capital stock, voting securities or equity interests in any Person.

           (c) The Company has delivered to Parent correct and complete copies of its certificate of incorporation and by-laws (the "COMPANY CHARTER DOCUMENTS") and correct and complete copies of the certificates of incorporation and by-laws (or comparable organizational documents) of each of the Material Company Subsidiaries (the "SUBSIDIARY CHARTER DOCUMENTS"), in each case as amended to the date of this Agreement. All such Company Charter Documents and Subsidiary Charter Documents are in full force and effect and neither the Company nor any of the Material Company Subsidiaries is in violation of any of their respective provisions.

           SECTION 3.2. Capitalization.

           (a) The authorized capital stock of the Company consists of 125,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share ("COMPANY PREFERRED STOCK"). At the close of business on April 29, 2005, (i) 37,733,359 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held by the Company in its treasury, (iii) 3,000,000 shares of Company Common Stock were reserved for issuance under the Company Stock Plans (of which 2,105,000 shares of Company Common Stock were subject to outstanding Company Stock Options granted under the Company Stock Plans) and (iv) no shares of Company Preferred Stock were issued or outstanding. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Included in Section 3.2(a) of the Company Disclosure Schedule is a correct and complete list, as of April 29, 2005, of all outstanding options or other rights to purchase or receive shares of Company Common Stock granted under the Company Stock Plans or otherwise, and, for each such option or other right, the number of shares of Company Common Stock subject thereto, the terms of vesting, the grant and expiration dates and exercise price thereof and the name of the holder thereof. Since April 29, 2005, the Company has not issued any shares of its capital stock, voting securities or equity interests, or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, voting securities or equity interests, other than pursuant to the outstanding options referred to above in this Section 3.2(a). Except (A) as set forth above in this Section 3.2(a), (B) as otherwise expressly permitted by Section 5.2 or (C) as contemplated by the terms of any Contract with Parent, as of the date of this Agreement there are not, and as of the Effective Time there will not be, any shares of capital stock, voting securities or equity interests of the Company issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or equity interests of the Company, including any representing the right to purchase or otherwise receive any Company Common Stock.

           (b) Except for the Share Purchase Agreement, the Company Stock Plans and any Contract with Parent, none of the Company or any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any shares of capital stock, voting securities or equity interests of any Material Company Subsidiary of the Company. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of the Company or any of its Subsidiaries.

           SECTION 3.3. Authority; Noncontravention; Voting Requirements.

           (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Stockholder Approval, to perform its obligations hereunder and to consummate the Merger. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Merger, have been duly authorized and approved by its Board of Directors, and except for obtaining the Company Stockholder Approval for the adoption of this Agreement, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Merger. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the "BANKRUPTCY AND EQUITY EXCEPTION").

           (b) The non-management members of the Company's Board of Directors unaffiliated with Parent (the "INDEPENDENT DIRECTORS") have unanimously determined that this Agreement and the Merger are advisable, fair to and in the best interests of the Company and the stockholders of the Company (other than Parent) and should be approved and declared advisable by the Company's Board of Directors. The Company's Board of Directors, at a meeting duly called and held, has unanimously (i) approved and declared advisable this Agreement and the Merger, and (ii) resolved to recommend that stockholders of the Company adopt this Agreement.

           (c) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Merger, nor compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Company Charter Documents or any of the Subsidiary Charter Documents or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4 and the Company Stockholder Approval are obtained and the filings referred to in Section 3.4 are made, (x) violate any

Law, judgment, writ or injunction of any Governmental Authority applicable to the Company or any of the Material Company Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, the Company or any of the Material Company Subsidiaries under, any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation (each, a "CONTRACT") or Permit, to which the Company or any of the Material Company Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected except, in the case of clause (ii), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, (x) individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect, or (y) may result under any Contract with Parent.

           (d) The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock at the Company Stockholders Meeting or any adjournment or postponement thereof in favor of the adoption of this Agreement (the "COMPANY STOCKHOLDER APPROVAL") is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries which is necessary to adopt this Agreement and approve the Merger.

           SECTION 3.4. Governmental Approvals. Except for (i) the filing with the Securities and Exchange Commission (the "SEC") of a proxy statement relating to the Company Stockholders Meeting (as amended or supplemented from time to time, the "PROXY STATEMENT"), and other filings required under, and compliance with other applicable requirements of, the Securities Act and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "EXCHANGE ACT"), and the rules of The New York Stock Exchange and the NASD OTC Bulletin Board and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, could not, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of the Company to perform its obligations hereunder, or prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

           SECTION 3.5. Company SEC Documents; Undisclosed Liabilities.

           (a) The Company has filed and furnished all required reports, schedules, forms, prospectuses, and registration, proxy and other statements with the SEC since January 1, 2004 (as such documents have been amended since the time of their filing, collectively and together with all documents filed on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "COMPANY SEC DOCUMENTS"). As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates or, if amended, as of the date of the last such amendment (in the case of all other Company SEC Documents), the Company SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

           (b) The consolidated financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole).

           (c) Except for (i) any trade payables and accrued Taxes in an aggregate amount less than $500,000 owing by the Las Cruces Companies incurred in the ordinary course of business consistent with past practice, (ii) borrowings under the Credit Agreements or (iii) as set forth in Section 3.5(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any liabilities which, if known, would be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except liabilities (i) reflected or reserved against on the audited balance sheet of the Company and its Subsidiaries as of December 31, 2004 (including the notes thereto) included in the Company 10-K or (ii) incurred after December 31, 2004 in the ordinary course of business consistent with past practice that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

           SECTION 3.6. Absence of Certain Changes or Events. Except for borrowings under the Credit Agreements, since December 31, 2004, there have not been any events, changes, occurrences or state of facts that, individually or in the aggregate, have had or could reasonably be expected to have a Company Material Adverse Effect.

           SECTION 3.7. Information Supplied. Subject to the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.4, none of the information supplied (or to be supplied) in writing by or on behalf of the Company specifically for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (as amended or supplemented from time to time, the "FORM S-4") will, at the time the Form S-4, or any amendments or supplements thereto, are filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will not, on the date it is first mailed to stockholders of the Company, and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in any of the foregoing documents.

           SECTION 3.8. Tax Matters.

           (a) Each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all material Tax Returns required to be filed by it, and all such filed Tax Returns are correct and complete in all material respects. All Taxes required to be paid by the Company or any of its Subsidiaries, have been timely paid.

           (b) The most recent financial statements contained in the filed Company SEC Documents reflect an adequate reserve for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portion thereof through the date of such financial statements. No deficiency with respect to Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries.

           (c) The Federal income Tax Returns of the Company and each of its Subsidiaries have been examined by and settled with the Internal Revenue Service (or the applicable statute of limitations has expired) for all years through December 31, 2000. All assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

           (d) Neither the Company nor any of the Material Company Subsidiaries has any outstanding agreements, waivers, or arrangements extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of Taxes.

           (e) No claim has been made by a taxing authority in a jurisdiction where the Company or any of the Material Company Subsidiaries does not file Tax Returns that the Company or a Subsidiary of the Company is or may be subject to taxation in that jurisdiction.

           (f) No audit or other administrative or court proceedings are pending with any Governmental Authority with respect to Taxes of the Company or any of its Subsidiaries and no written notice thereof has been received by the Company.

           (g) Except as set forth in Section 3.8(g) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code, other than the affiliated group of which the Company is the common parent.

           (h) Except for the Company's Executive Severance Plan, neither the Company nor any of its Subsidiaries is a party to any contract, agreement, plan or other arrangement that, individually or collectively, could give rise to the payment of any amount which would not be deductible by reason of Section 162(m) or Section 280G of the Code or would be subject to withholding under Section 4999 of the Code.

           (i) No Liens for Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for Liens for Taxes not yet due.

           (j) The Company has made available to Parent correct and complete copies of (i) all income and franchise Tax Returns of the Company and its Subsidiaries for the preceding three taxable years and (ii) any audit report issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to income and franchise Taxes of the Company or any of its Subsidiaries.

           (k) To the knowledge of the Company, it has not been and will not be a "United States real property holding corporation" within the meaning of
Section 897 of the Code during the five-year period ending on the Closing Date.

           (l) The Company's existing net operating losses and other attributes are not currently subject to material limitation under Section 382 and Section 383 of the Code, and completion of the Merger will not result in the application of any such limitation.

           For purposes of this Agreement: (x) "TAXES" means (A) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (B) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any item described in clause (A), and
(C) any transferee liability in respect of any items described in clauses (A) and/or (B) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise;
(y) "TAX RETURNS" means any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof; and (z) "CODE" means the Internal Revenue Code of 1986, as amended.

           SECTION 3.9. Opinions of Financial Advisors. The Independent Directors and the Board of Directors of the Company have received the opinion of Raymond James Ltd., dated as of the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the Exchange Ratio is fair from a financial point of view to the holders of shares of Company Common Stock (other than Parent) (the "FAIRNESS OPINION"). A correct and complete copy of the Fairness Opinion has been delivered to Parent. The Company has been authorized by Raymond James Ltd. to permit the inclusion of the Fairness Opinion and/or references thereto in the Proxy Statement, subject to prior review and consent by Raymond James Ltd. (such consent not to be unreasonably withheld or delayed).

           SECTION 3.10. Brokers and Other Advisors. Except for Raymond James Ltd., Cutfield Freeman & Co. Ltd. and CIBC World Markets Corp., the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission, or the reimbursement of expenses, in connection with the Merger based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has heretofore delivered to Parent a correct and complete copy of the Company's engagement letters with Raymond James Ltd., Cutfield Freeman & Co. Ltd. and CIBC World Markets Corp., which letters describe all fees payable to Raymond James Ltd., Cutfield Freeman & Co. Ltd. and CIBC World Markets Corp. in connection with the Merger, all agreements under which any such fees or any expenses are payable and all indemnification and other agreements related to the engagement of Raymond James Ltd., Cutfield Freeman & Co. Ltd. and CIBC World Markets Corp. (the "ENGAGEMENT LETTERS").

           SECTION 3.11. State Takeover Statutes. No "fair price", "moratorium", "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States applicable to the Company is applicable to the Merger.

           SECTION 3.12. Share Purchase Agreement. The Share Purchase Agreement has been duly authorized and approved by the Company's Board of Directors, duly executed and delivered by the Company and, assuming due authorization, execution and delivery thereof by the other parties thereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception. The Company is not in default under or in breach of or is otherwise delinquent in performance under the Share Purchase Agreement, and has not exercised any termination rights with respect thereto.

                                   ARTICLE IV

             Representations and Warranties of Parent and Merger Sub
             -------------------------------------------------------

           Parent and Merger Sub jointly and severally represent and warrant to the Company:

           SECTION 4.1. Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has the requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Parent has heretofore made available to the Company a complete and correct copy of its certificate of incorporation and by-laws as amended to date. Parent is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (as defined below). For purposes of this Agreement, "PARENT MATERIAL ADVERSE EFFECT" means a material adverse change in, or a material adverse effect upon, the business, operations, prospects, assets, liabilities or financial condition of Parent and its Subsidiaries, taken as a whole, excluding any change or effect caused by or resulting from or attributable to (i) conditions in the global economy or securities markets in general; (ii) developments affecting the worldwide base metal mining industry in general which do not have a materially disproportionate effect on such party; (iii) changes in the price of copper;
(iv) changes in currency exchange rates; or (v) economic or financial effects of SBC Communications Inc.'s proposed acquisition of AT&T Corp. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

           SECTION 4.2. Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the Merger. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Merger, have been duly authorized and approved by their respective Boards of Directors and adopted by Parent as the sole stockholder of Merger Sub, and no other corporate action on the part of Parent and Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by them of the Merger. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

           SECTION 4.3. Consents and Approvals; No Violations.

           (a) Except for (i) the filing with the SEC of the Form S-4 and other filings required under, and compliance with other applicable requirements of, the Securities Act, the Exchange Act and the rules of The New York Stock Exchange and the NASD OTC Bulletin Board and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, no consents or approvals of, or filings, declarations or registrations with, any Governmental Entity are necessary for the consummation by Parent and Merger Sub of the Merger, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

           (b) Neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation by Parent or Merger Sub of the Merger, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation or bylaws of Parent or Merger Sub or (ii) assuming that the authorizations, consents, approvals and filings referred to in Section 4.3(a) are obtained and made, (x) violate any Law, judgment, writ or injunction of any Governmental Entity applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (ii), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

           SECTION 4.4. Information Supplied. Subject to the accuracy of the representations and warranties of the Company set forth in Section 3.7, none of the information supplied (or to be supplied) in writing by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in
(a) the Form S-4 will, at the time the Form S-4 or any amendments or supplements thereto are filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading, and (b) the Proxy Statement will, on the date it is first mailed to stockholders of the Company, and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the applicable requirements of the Securities Act. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by or on behalf of the Company for inclusion or incorporation by reference in any of the foregoing documents.

           SECTION 4.5. Capitalization. The authorized capital stock of Parent consists of 150,000,000 shares of Parent Common Stock and 6,000,000 shares of preferred stock, par value $1.00 per share ("PARENT PREFERRED STOCK"). At the close of business on April 28, 2005, there were 107,625,828 shares of Parent Common Stock issued and outstanding (of which 43,374,172 shares were held by Parent in its treasury) and no shares of Parent Preferred Stock issued and outstanding. As of April 28, 2005, there were 1,427,580 shares of Parent Common Stock reserved for issuance upon the exercise of outstanding options and 7,619,745 shares of Parent Common Stock reserved for issuance upon conversion of outstanding convertible debt. The shares of issued and outstanding Parent Common Stock have been duly authorized and validly issued and are fully paid and nonassessable.

           SECTION 4.6. Parent Common Stock. The shares of Parent Common Stock issuable in the Merger as contemplated by this Agreement have been duly authorized and, when issued as contemplated by this Agreement, will be validly issued, fully paid and nonassessable (except, where applicable, as provided by Section 630 of the New York Business Corporation Law) and not subject to preemptive rights. Subject to the restrictions on transfer set forth in Parent's certificate of incorporation as amended to date and those imposed by Rule 145 under the Securities Act, the shares of Parent Common Stock issuable in the Merger as contemplated by this Agreement will be freely tradeable.

           SECTION 4.7. SEC Documents; Undisclosed Liabilities.

           (a) Parent has filed all required reports, schedules, forms, prospectuses, and registration, proxy and other statements with the SEC since January 1, 2004 (as such documents have been amended since the time of their filing, collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "PARENT SEC DOCUMENTS"). As of their respective effective dates (in the case of Parent SEC Documents that are registration statements filed pursuant to the Securities Act) and as of their respective SEC filing dates or, if amended, as of the date of the last such amendment (in the case of all other Parent SEC Documents), the Parent SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, applicable to such Parent SEC Documents, and none of the Parent SEC Documents as of such respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

           (b) The consolidated financial statements of Parent included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material).

           (c) Neither Parent nor any of its Subsidiaries has any liabilities which, if known, would be required to be reflected or reserved against on a consolidated balance sheet of Parent prepared in accordance with GAAP or the notes thereto, except liabilities (i) reflected or reserved against on the audited balance sheet of Parent and its Subsidiaries as of December 31, 2004 (including the notes thereto) included in Parent's Annual Report on Form 10-K for the period then ended or (ii) incurred after December 31, 2004 in the ordinary course of business consistent with past practice that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

           SECTION 4.8. Absence of Certain Changes or Events. Since December 31, 2004, there has not occurred any event or change that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

           SECTION 4.9. Ownership and Operations of Merger Sub. Parent beneficially owns all of the outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Merger, has engaged in no other business activities and had conducted its operations only as contemplated hereby.

           SECTION 4.10. Finders or Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

           SECTION 4.11. Share Purchase Agreement. The Share Purchase Agreement has been duly authorized and approved by Parent's Board of Directors, duly executed and delivered by Parent and, assuming due authorization, execution and delivery thereof by the other parties thereto, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to the Bankruptcy and Equity Exception. Parent is not in default under or in breach of or is otherwise delinquent in performance under the Share Purchase Agreement, and has not exercised any termination rights with respect thereto.

                                    ARTICLE V

                       Additional Covenants and Agreements
                       -----------------------------------

           SECTION 5.1. Preparation of the Form S-4 and the Proxy Statement; Stockholder Meetings.

           (a) As soon as practicable following the date of this Agreement, the Company shall prepare for filing with the SEC the Proxy Statement and the Company and Parent shall prepare and Parent shall file with the SEC the Form S-4, in which the Proxy Statement will be included as part of the prospectus. Each of the Company and Parent shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and keep the Form S-4 effective for so long as necessary to consummate the Merger. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities Laws in connection with the issuance of shares of Parent Common Stock in the Merger, and the Company shall furnish all information concerning the Company and the holders of shares of Company Common Stock as may be reasonably requested by Parent in connection with any such action. No filing of, or amendment or supplement to, the Form S-4 will be made by Parent, and no filing of, or amendment or supplement to, the Proxy Statement will be made by the Company, in each case without providing the other party a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company. The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or the Form S-4 or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement, the Form S-4 or the Merger and (ii) all orders of the SEC relating to the Form S-4.

           (b) The Company shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of its stockholders (the "COMPANY STOCKHOLDERS MEETING") solely for the purpose of obtaining the Company Stockholder Approval. Subject to Section 5.3, the Company shall, through its Board of Directors, recommend to its stockholders adoption of this Agreement (the "COMPANY BOARD RECOMMENDATION"). The Proxy Statement shall include a copy of the Fairness Opinion and (subject to Section 5.3(c)) the Company Board Recommendation.

           SECTION 5.2. Conduct of Business.

           (a) Except as expressly permitted by this Agreement or the Share Purchase Agreement (including, as contemplated by the Interim Period Development Plan or as authorized by the Management Committee (as such terms are defined in the Share Purchase Agreement)), as approved by Parent or as required by applicable Law, during the period from the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to,
(1) conduct its business in the ordinary course consistent with past practice,
(2) use commercially reasonable efforts to maintain and preserve the goodwill of those having business relationships with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time, and (3) comply in all material respects with all applicable Laws and the requirements of all licenses, Permits, leases, agreements and other instruments that are material to the Company and its Subsidiaries taken as a whole. Any transaction specifically approved by Thomas E. Mara acting in his capacity as President of the Company shall constitute Parent approval for purposes of this Section 5.2(a). Without limiting the generality of the foregoing, except as expressly permitted by this Agreement or as required by applicable Law, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to:

          (i) (A) issue, sell, grant, dispose of, pledge or otherwise encumber any shares of its capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, voting securities or equity interests, provided that (x) the Company may issue shares of Company Common Stock upon the exercise of options granted under the Company Stock Plans that are outstanding on the date of this Agreement and in accordance with the terms thereof and (y) capital stock, voting securities or equity interests of the Company's Subsidiaries may be issued to the Company or a direct or indirect wholly owned Subsidiary of the Company; (B) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any shares of its capital stock, voting securities or equity interests; (C) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or otherwise make any payments to its stockholders in their capacity as such (other than dividends by a direct or indirect wholly owned Subsidiary of the Company to its parent); (D) split, combine, subdivide or reclassify any shares of its capital stock; or (E) amend (including by reducing an exercise price or extending a term) or waive any of its rights under, or accelerate the vesting under, any provision of the Company Stock Plans or any agreement evidencing any outstanding stock option or other right to acquire capital stock of the Company or any restricted stock purchase agreement or any similar or related contract;

          (ii) (A) enter into, terminate or amend any agreement that is material to the Company and its Subsidiaries taken as a whole, except in the ordinary course of business consistent with past practice, (B) enter into or extend the term or scope of any contract or agreement that purports to restrict the Company, or any Subsidiary or Affiliate of the Company, from engaging in any line of business or in any geographic area, (C) amend or modify the Engagement Letters, (D) enter into any contract or agreement that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the Merger, or
     (E) release any Person from, or modify or waive any provision of, any confidentiality or similar agreement;

          (iii) make any changes in financial or Tax accounting methods, principles or practices, except insofar as may be required by a change in GAAP or applicable Law;

          (iv) make or change any material election concerning Taxes or Tax Returns, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle any material Tax claim or assessment or surrender any right to claim a refund of Taxes or obtain any Tax ruling;

          (v) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization (other than transactions exclusively between wholly owned Subsidiaries of the Company);

          (vi) settle or compromise any litigation, proceeding or investigation material to the Company and its Subsidiaries taken as a whole (this covenant being in addition to the Company's agreement set forth in Section 5.9); or

          (vii) agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action which would (A) cause any of the representations or warranties of the Company set forth in this Agreement (1) that are qualified as to materiality or Material Adverse Effect to be untrue or (2) that are not so qualified to be untrue in any material respect, or (B) in any material respect impede or delay the ability of the parties to satisfy any of the conditions to the Merger set forth in this Agreement.

           (b) Parent agrees that, during the period from the date of this Agreement until the Effective Time, except as expressly contemplated or permitted by this Agreement or as required by applicable Law, or unless the Company otherwise agrees in writing, Parent shall, and shall cause each of its

Subsidiaries to, conduct their business in compliance in all material respects with all applicable Laws and regulations and shall use their commercially reasonable efforts to preserve intact their material business organizations and material relationships with third parties and shall not take any action or engage in any transactions that would in any material respect impede or delay the ability of the parties to satisfy any of the conditions to the Merger set forth in this Agreement.

           SECTION 5.3. No Solicitation by the Company; Etc.

           (a) The Company shall, and shall cause its Subsidiaries and the Company's and its Subsidiaries' respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, "REPRESENTATIVES") to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to a Takeover Proposal, and use best efforts to obtain the return from all such Persons or cause the destruction of all copies of confidential information previously provided to such parties by the Company, its Subsidiaries or Representatives. The Company shall not, and shall not authorize or permit its Subsidiaries or Representatives to, and shall cause its Subsidiaries and Representatives not to, directly or indirectly (i) solicit, initiate, cause, facilitate, knowingly encourage (including by way of furnishing information), engage in, or respond to (other than to decline) any inquiries or proposals regarding any Takeover Proposal, (ii) knowingly encourage or participate in any discussions or negotiations with any third party regarding any Takeover Proposal, (iii) agree to, approve or recommend a Takeover Proposal or (iv) enter into any agreement related to any Takeover Proposal; provided, however, that if after the date hereof the Board of Directors of the Company receives an unsolicited, bona fide Takeover Proposal made after the date hereof in circumstances not involving a breach of this Agreement which is not withdrawn, and the Board of Directors of the Company reasonably determines in good faith that such Takeover Proposal constitutes a Superior Proposal and with respect to which such Board determines in good faith, after considering applicable provisions of state law and after consulting with and receiving the advice of outside counsel, that the taking of such action is necessary in order for such Board to comply with its fiduciary duties to the Company's stockholders under Delaware law, then the Company may, at any time prior to obtaining the Company Stockholder Approval (but in no event after obtaining the Company Stockholder Approval) and after providing Parent not less than 24 hours written notice of its intention to take such actions (A) furnish to the Person making such Takeover Proposal information with respect to the Company and its Subsidiaries (including non-public information), but only after such Person enters into a customary confidentiality agreement with the Company, provided that (1) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company and (2) a copy of all such non-public information delivered to such Person is delivered to Parent concurrently with its delivery to such Person if it has not previously been furnished to Parent and (B) participate in discussions and negotiations with such Person regarding such Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by the Company's Subsidiaries or Representatives shall be deemed to be a breach of this Section
5.3 by the Company. The Company shall provide Parent with a correct and complete copy of any confidentiality agreement entered into pursuant to this paragraph promptly after the execution thereof.

           (b) In addition to the other obligations of the Company set forth in this Section 5.3, the Company shall promptly advise Parent, orally and in writing, and in no event later than 24 hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company in respect of any Takeover Proposal, and shall, in any such notice to Parent, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep Parent fully informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and the Company shall provide Parent with copies of any additional written materials received that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.

           (c) Except as expressly permitted by Section 5.3(e) or following the termination of this Agreement in accordance with its terms (subject, if applicable, to the Company's obligation to pay to Parent the full fee required by Section 7.3), neither the Board of Directors of the Company nor any committee thereof shall (i)(A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the Company Board Recommendation or the approval or declaration of advisability by such Board of Directors of this Agreement and the Merger or (B) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal or (ii) approve or recommend, or propose publicly to approve or recommend, or cause or authorize the Company or any of its Subsidiaries to enter into, any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement related to any Takeover Proposal (other than a confidentiality agreement in accordance with Section 5.3(a)).

           (d) For purposes of this Agreement:

           "TAKEOVER PROPOSAL" means any inquiry, proposal or offer from any Person or "group" (as defined in Section 13(d) of the Exchange Act), other than Parent and its Subsidiaries, relating to any merger, amalgamation, share exchange, business combination, takeover bid, sale or other disposition of the assets of the Company or the Material Company Subsidiaries, any recapitalization, reorganization, liquidation, material sale or issue of treasury securities of the Company or the Material Company Subsidiaries or rights or interests therein or thereto or rights or options to acquire any material number of treasury securities or any type of similar transaction which would or could, in any case, constitute a transfer to any third party of any material Asset (as defined in the Share Purchase Agreement) (other than in accordance with the Feasibility Study, the Interim Period Development Plan or a directive of the Management Committee (as such terms are defined in the Share Purchase Agreement)) or any of the capital stock of the Company or a Material Company Subsidiary, in each case, other than the Merger.

           "SUPERIOR PROPOSAL" means an unsolicited, bona fide written Takeover Proposal in respect of a direct or indirect interest in not less than 70% of the Company or the Material Company Subsidiaries received after the date hereof in circumstances which do not constitute a breach of this Agreement: (A) that is not conditional on obtaining financing for the acquisition of the direct or indirect interest in the Material Company Subsidiaries (although, for greater certainty, it may be conditional on obtaining financing for the development of the Project (as defined in the Share Purchase Agreement)), or, if conditional on financing for such acquisition, the Independent Directors have unanimously determined by resolution that the party making the proposal has sufficient financial resources to effect the transaction (and in the case of consideration comprised of stock or debt of such party, such consideration is free of restrictions on the issuance thereof); and (B) in respect of which the Board of Directors of the Company has determined in good faith, after consultation with, and receiving advice (which may include a written opinion) from, as appropriate, their financial, legal and other advisors that such Takeover Proposal would, if consummated in accordance with its terms, result in a transaction which would be more favorable, from a financial point of view, to the holders of the Company Common Stock other than Parent and its Affiliates, than the Merger, taking into account at the time of determination any changes to the terms of this Agreement that as of that time had been proposed by Parent in writing and the ability of the Person making such proposal to consummate the transactions contemplated by such proposal (based upon, among other things, the availability of financing and the expectation of obtaining required approvals).

           (e) Nothing in this Section 5.3 shall prohibit the Board of Directors of the Company from taking and disclosing to the Company's stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act if such Board determines in good faith, after consultation with outside counsel, that failure to so disclose such position would constitute a violation of applicable Law; provided, however, that in no event shall the Company or its Board of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 5.3(c).

           SECTION 5.4. Reasonable Best Efforts.

           (a) Subject to the terms and conditions of this Agreement (including
Section 5.4(d)), each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the Merger, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, and
(ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Merger.

           (b) In furtherance and not in limitation of the foregoing, the Company shall use its reasonable best efforts to (i) take all action necessary to ensure that no state takeover statute or similar Law is or becomes applicable to the Merger and (ii) if any state takeover statute or similar Law becomes applicable to the Merger, take all action necessary to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the Merger.

           (c) Each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Merger and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Merger, including any proceeding initiated by a private party, and (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, any Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding the Merger.

           (d) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.4, each of the parties hereto shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by a Governmental Authority or other Person with respect to the Merger.

           SECTION 5.5. Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Thereafter, neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger or this Agreement without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except as may be required by Law or by any applicable listing agreement with a national securities exchange or Nasdaq as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party).

           SECTION 5.6. Access to Information. Upon reasonable notice and subject to applicable Laws relating to the exchange of information, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and Parent's representatives reasonable access during normal business hours to all of the Company's and its Subsidiaries' properties, commitments, books, contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives and the Company shall furnish promptly to Parent (i) a copy of each report, schedule and other document filed or submitted by it pursuant to the requirements of Federal or state securities Laws and a copy of any communication (including "comment letters") received by the Company from the SEC concerning compliance with securities Laws and (ii) all other information concerning its and its Subsidiaries' business, properties and personnel as Parent may reasonably request; provided, that no investigation, or information received, pursuant to this Section 5.6 will modify any of the representations and warranties of the Company.

           SECTION 5.7. Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of
(i) any notice or other communication received by such party from any Governmental Authority in connection with the Merger or from any Person alleging that the consent of such Person is or may be required in connection with the Merger, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (ii) any orders, actions, suits, claims, investigations or proceedings commenced or, to such party's Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Merger, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause any representation or warranty made by such party contained in this Agreement (A) that is qualified as to materiality or Material Adverse Effect to be untrue and (B) that is not so qualified to be untrue in any material respect, and (iv) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit the remedies available to the party receiving such notice.

           SECTION 5.8. Indemnification and Insurance.

           (a) From and after the Effective Time, Parent and the Surviving Corporation shall indemnify the individuals who at or prior to the Effective Time were directors or officers of the Company (collectively, the "INDEMNITEES") with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time, to the fullest extent (A) required by the Company Charter Documents as in effect on the date of this Agreement and (B) permitted under applicable Law.

           (b) Parent shall purchase and maintain in effect, for a three (3) year period commencing immediately after the Effective Time, directors' and officers' liability insurance covering acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by the Company's current primary directors' and officers' liability insurance policy (other than any such person who is an officer of Parent), for the aggregate amount of coverage of $10 million, which shall be in addition to such coverage otherwise available to such persons under Parent's primary directors' and officers' liability insurance, and Parent shall continue to cover such persons under Parent's primary directors' and officers' liability insurance until at least three (3) years after the Effective Time.

           (c) The Indemnitees to whom this Section 5.8 applies shall be third party beneficiaries of this Section 5.8. The provisions of this Section 5.8 are intended to be for the benefit of each Indemnitee and his or her heirs.

           SECTION 5.9. Securityholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any securityholder litigation against the Company and/or its directors relating to 0the Merger, and no such settlement shall be agreed to without Parent's prior consent, which consent shall not be unreasonably withheld or delayed.

           SECTION 5.10. Fees and Expenses. Except as provided in Section 7.3, all fees and expenses incurred in connection with this Agreement or the Merger shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

           SECTION 5.11. Affiliates. As soon as practicable after the date hereof, the Company shall deliver to Parent a letter identifying all Persons who will be, at the time this Agreement is submitted for adoption by the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act and applicable SEC rules and regulations. The Company shall use its reasonable best efforts to cause each such Person to deliver to Parent at least 30 days prior to the Closing a written agreement substantially in the form attached as Exhibit A.

           SECTION 5.12. Rule 16b-3. Prior to the Effective Time, the Company and Parent shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

                                   ARTICLE VI

                              Conditions Precedent
                              --------------------

           SECTION 6.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable
Law) on or prior to the Closing Date of the following conditions:

           (a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained in accordance with applicable Law and the certificate of incorporation and by-laws of the Company;

           (b) Share Purchase Agreement. The Share Purchase Agreement shall be in full force and effect, and the conditions precedent to the consummation of the Inmet Share Purchase set forth in the Share Purchase Agreement shall have been satisfied (or waived, if permissible under applicable Law);

           (c) No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, "RESTRAINTS") shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal, and no Governmental Authority shall have instituted any proceeding or be threatening to institute any proceeding seeking any such Restraint; and

           (d) Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

           SECTION 6.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

           (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement that are qualified as to materiality or Company Material Adverse Effect shall be true and correct, and the representations and warranties of the Company contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect;

           (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect;

           (c) Director Resignations. Parent shall have received written resignation letters from each of the members of the board of directors of the Company, effective as of the Effective Time; and

           (d) Appraisal Rights. Appraisal rights shall not have been exercised and notice of the intention to exercise such rights shall not have been given in accordance with the provisions of Section 262(d) of the DGCL by the stockholders of the Company with respect to, in the aggregate, more than 3% of the issued and outstanding shares of Company Common Stock as of immediately prior to the Effective Time.

           SECTION 6.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

           (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement that are qualified as to materiality or Parent Material Adverse Effect shall be true and correct, and the representations and warranties of Parent and Merger Sub contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect;

           (b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect; and

           SECTION 6.4. Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in
Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party's failure to use its reasonable best efforts to consummate the Merger, as required by and subject to Section 5.4.

                                   ARTICLE VII

                                   Termination
                                   -----------

SECTION 7.1.      Termination.

           (a) This Agreement shall automatically terminate if, prior to receipt of the Company Stockholder Approval, (A) the Company receives a Superior Proposal, (B) the Company shall have complied with the provisions of Section 7.2 of the Share Purchase Agreement and (C) the Company shall have terminated the Share Purchase Agreement pursuant to Section 7.2(2) thereof.

           (b) This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

          (i) by the mutual written consent of the Company and Parent duly authorized by each of their respective Boards of Directors; or

          (ii) by either of the Company or Parent:

               (1) if the Merger shall not have been consummated on or before the Walk-Away Date, provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii)(1) shall not be available to a party if the failure of the Merger to have been consummated on or before the Walk-Away Date was primarily due to the failure of such party to perform any of its obligations under this Agreement; or (2) if any Restraint having the effect set forth in Section 6.1(c) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii)(2) shall not be available to a party if such Restraint was primarily due to the failure of such party to perform any of its obligations under this Agreement; or

          (iii) by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the Company set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.2(a) or 6.2(b) and (B) is incapable of being cured, or is not cured, by the Company within thirty (30) calendar days following receipt of written notice from Parent of such breach or failure; or

          (iv) by the Company, if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of Parent set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.3(a) or 6.3(b) and (B) is incapable of being cured, or is not cured, by Parent within thirty (30) calendar days following receipt of written notice from the Company of such breach or failure.

           SECTION 7.2. Effect of Termination. In the event of the automatic termination of this Agreement pursuant to Section 7.1(a), or the termination of this Agreement as provided in Section 7.1(b) (subject to the giving of written notice thereof to the other party or parties, specifying the provision of
Section 7.1(b) pursuant to which such termination is made), this Agreement shall forthwith become null and void (other than the provisions of the first sentence of Section 3.10, Sections 5.9, 5.10, 7.2 and 7.3, and Article VIII, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates, except (i) the Company may have liability as provided in Section 7.3, and (ii) nothing shall relieve any party from liability for fraud or any willful breach of this Agreement.

           SECTION 7.3. Termination Fee.

           (a) In the event that the Company terminates this Agreement pursuant to Section 7.1(a) and Parent becomes obligated to pay to Inmet a fee of $3 million pursuant to Section 7.2(5) of the Share Purchase Agreement, the Company shall pay to Parent a fee of $3 million in cash (the "TERMINATION FEE").

           (b) Any payment required to be made pursuant to Section 7.3(a) shall be made to Parent within three (3) business days of the termination of this Agreement by the Company pursuant to Section 7.1(a). All such payments shall be made by wire transfer of immediately available funds to an account to be designated by Parent.

           (c) In the event that the Company shall have insufficient funds (after exhausting all available financing under then existing facilities) to pay the Termination Fee required pursuant to this Section 7.3 when due and payable pursuant to Section 7.3(b), the Termination Fee shall be due and payable upon the consummation of the transaction contemplated by the Superior Proposal, together with interest thereon at a rate equal to the rate of interest publicly announced by Citibank, in the City of New York from time to time, as such bank's Prime Lending Rate plus 3%, from the fourth business day after the termination of this Agreement pursuant to Section 7.1(a) through and including the date of payment. In addition, if the Company shall fail to pay such fee when due and payable under this Section 7.3(c), the Company shall also pay to Parent all of Parent's costs and expenses (including attorneys' fees) in connection with efforts to collect such fee. The Company acknowledges that the fee and the other provisions of this Section 7.3 are an integral part of the Merger and that, without these agreements, Parent would not enter into this Agreement.

                                  ARTICLE VIII

                                  Miscellaneous
                                  -------------

           SECTION 8.1. No Survival, Etc. Except as otherwise provided in this Agreement, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any Person controlling any such party or any of their officers, directors or representatives, whether prior to or after the execution of this Agreement, and no information provided or made available shall be deemed to be disclosed in this Agreement or in the Company Disclosure Schedule, except to the extent actually set forth herein or therein. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or, except as otherwise provided in Section 7.2, upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that (i) the agreements set forth in Article II and Sections 5.8 and 5.10 and any other agreement in this Agreement which contemplates performance after the Effective Time shall survive the Effective Time indefinitely, and (ii) the agreements set forth in Sections 5.9, 5.10, 7.2 and 7.3 and this Article VIII shall survive termination indefinitely.

           SECTION 8.2. Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Stockholder Approval, by written agreement of the parties hereto, by action taken by their respective Boards of Directors; provided, however, that following approval of the Merger by the stockholders of the Company, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of the Company without such approval.

           SECTION 8.3. Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto,
(b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party's conditions. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

           SECTION 8.4. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any direct, wholly owned Subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section shall be null and void.

           SECTION 8.5. Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

           SECTION 8.6. Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Company Disclosure Schedule (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) except for the provisions of Section 5.8, are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

           SECTION 8.7. Governing Law; Jurisdiction; Waiver of Jury Trial.

           (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State.

           (b) All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware or any federal court sitting in the City of New York, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

           (c) Each of the parties hereto hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or related to this Agreement.

           SECTION 8.8. Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chancery Court of the State of Delaware or any federal court sitting in the City of New York, without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.

           SECTION 8.9. Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

                  If to Parent or Merger Sub, to:

                           Leucadia National Corporation
                           315 Park Avenue South
                           New York, New York  10010
                           Attention:  President
                           Facsimile:  (212) 598-3245

                  with a copy (which shall not constitute notice) to:

                           Weil, Gotshal & Manges LLP
                           767 Fifth Avenue
                           New York, NY  10153
                           Attention:  Andrea A. Bernstein, Esq.
                           Facsimile:  (212) 310-8007

                  If to the Company, to:

                           MK Resources Company
                           60 East South Temple, Suite 1225
                           Salt Lake City, UT  84111
                           Attention:  G. Frank Joklik
                           Facsimile:  (801) 297-6900

                  with a copy (which shall not constitute notice) to:

                           Stoel Rives LLP
                           201 South Main Street, Suite 1100
                           Salt Lake City, UT  84111
                           Attention:  Reed W. Topham, Esq.
                           Facsimile:  (801) 578-6999
or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 P.M. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

           SECTION 8.10. Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the Merger is fulfilled to the extent possible.

           SECTION 8.11. Definitions.

           (a) As used in this Agreement, the following terms have the meanings ascribed thereto below:

           "AFFILIATE" means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, "CONTROL" (including, with its correlative meanings, "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

           "BUSINESS DAY" means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

           "COMPANY STOCK OPTIONS" means all outstanding options (including any limited stock appreciation rights relating thereto) to purchase shares of Company Common Stock granted under the Company Stock Plans.

           "COMPANY STOCK PLANS" means the MK Gold Company Stock Incentive Plan and the MK Gold Company Stock Incentive Plan for Non-Employee Directors.

           "CREDIT AGREEMENTS" means the Credit Agreement, dated as of March 1, 1998, as amended to the Effective Time, between Parent and the Company, and the Credit Agreement, dated as of March 4, 2005, between MK Gold Exploration B.V. and Parent.

           "GAAP" means generally accepted accounting principles in the United States.

           "GOVERNMENTAL AUTHORITY" means any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

           "KNOWLEDGE" of any Person that is not an individual means, with respect to any matter in question, the knowledge after due inquiry of such Person's executive officers and all other officers and managers having responsibility relating to the applicable matter.

           "LAWS" means all laws (including common law), statutes, ordinances, codes, rules, regulations, decrees and orders of Governmental Authorities.

           "MATERIAL COMPANY SUBSIDIARIES" means, MK Gold Exploration B.V. and Cobre Las Cruces S.A.

           "PERMITS" means all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities, or required by Governmental Authorities to be obtained.

           "PERSON" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

           "SUBSIDIARY" when used with respect to any party, means any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such party in such party's consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

           "WALK-AWAY DATE" means December 31, 2005.

The following terms are defined on the page of this Agreement set forth after such term below:


Agreement.......................................2      Form S-4.......................................14
Bankruptcy and Equity Exception................11      Indemnitees....................................28
Certificate.....................................4      Independent Directors..........................11
Certificate of Merger...........................3      Inmet...........................................2
Closing.........................................3      Inmet Share Purchase............................2
Closing Date....................................3      Liens..........................................10
Code...........................................16      Merger..........................................2
Company.........................................2      Merger Consideration............................4
Company 10-K...................................10      Merger Sub......................................2
Company Board Recommendation...................22      Parent..........................................2
Company Charter Documents......................10      Parent Common Stock.............................4
Company Common Stock............................4      Parent Material Adverse Effect.................17
Company Disclosure Schedule.....................9      Parent Preferred Stock.........................19
Company Material Adverse Effect.................9      Parent SEC Documents...........................19
Company Preferred Stock........................10      Proxy Statement................................12
Company SEC Documents..........................13      Purchased Shares................................2
Company Stockholder Approval...................12      Representatives................................24
Company Stockholders Meeting...................22      Restraints.....................................30
Contract.......................................12      SEC............................................12
DGCL............................................2      Securities Act.................................10
Dissenting Shares...............................8      Share Purchase Agreement........................2
Dissenting Stockholders.........................8      Subsidiary Charter Documents...................10
Effective Time..................................3      Superior Proposal..............................26
Engagement Letters.............................16      Surviving Corporation...........................2
Exchange Act...................................12      Takeover Proposal..............................25
Exchange Agent..................................4      Tax Returns....................................16
Exchange Fund...................................5      Taxes..........................................16
Exchange Ratio..................................4      Termination Fee................................33
Fairness Opinion...............................16

           SECTION 8.12. Interpretation.

           (a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or

"including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

           (b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

                            [signature page follows]

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

                                  LEUCADIA NATIONAL CORPORATION



                                  By:  /s/ Thomas E. Mara
                                       -----------------------------------------
                                       Name:   Thomas E. Mara
                                       Title:  Executive Vice President and
                                               Treasurer



                                  MARIGOLD ACQUISITION CORP.



                                  By:  /s/ Thomas E. Mara
                                       -----------------------------------------
                                       Name:   Thomas E. Mara
                                       Title:  President



                                  MK RESOURCES COMPANY



                                  By:  /s/ G. Frank Joklik
                                       -----------------------------------------
                                       Name:   G. Frank Joklik
                                       Title:  Chairman and Chief Executive
                                               Officer

                                                                       EXHIBIT A

                            Form of Affiliate Letter
                            ------------------------

Dear Sirs:

The undersigned, a holder of shares of common stock, par value $0.01 per share ("COMPANY COMMON STOCK"), of MK Resources Company (the "COMPANY"), acknowledges that the undersigned may be deemed an "affiliate" of the Company within the meaning of Rule 145 ("RULE 145") promulgated under the Securities Act of 1933, as amended (the "SECURITIES ACT"), by the Securities and Exchange Commission (the "SEC"), although nothing contained herein should be construed as an admission of such fact. Pursuant to the terms of the Agreement and Plan of Merger dated as of May 2, 2005, among Leucadia National Corporation ("PARENT"), Marigold Acquisition Corp. ("MERGER SUB") and the Company, Merger Sub will be merged with and into the Company (the "MERGER"), and in connection with the Merger, the undersigned is entitled to receive common shares, par value $1.00 per share, of Parent ("PARENT COMMON STOCK").

If in fact the undersigned were an affiliate under the Securities Act, the undersigned's ability to sell, assign or transfer the shares of Parent Common Stock received by the undersigned in exchange for any shares of Company Common Stock in connection with the Merger may be restricted unless such transaction is registered under the Securities Act or an exemption from such registration is available. The undersigned understands that such exemptions are limited and the undersigned has obtained or will obtain advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such securities of Rules 144 and 145(d) promulgated under the Securities Act. The undersigned understands that Parent will not be required to maintain the effectiveness of any registration statement under the Securities Act for the purposes of resale of shares of Parent Common Stock by the undersigned.

The undersigned hereby represents to and covenants with Parent that the undersigned will not sell, assign or transfer any of the shares of Parent Common Stock received by the undersigned in exchange for shares of Company Common Stock in connection with the Merger, except (a) pursuant to an effective registration statement under the Securities Act, (b) in conformity with the volume and other limitations of Rule 145 or (c) in a transaction which, in the opinion of counsel to the undersigned (such counsel to be reasonably satisfactory to Parent and such opinion to be in form and substance reasonably satisfactory to Parent), or as described in a "no-action" or interpretive letter from the Staff of the SEC specifically issued with respect to a transaction to be engaged in by the undersigned, is not required to be registered under the Securities Act.

In the event of a sale or other disposition by the undersigned of the shares of Parent Common Stock pursuant to Rule 145, the undersigned will supply Parent with evidence of compliance with such Rule, in the form of a letter in the form of Annex I hereto, or the opinion of counsel or no-action letter referred to above. The undersigned understands that Parent may instruct its transfer agent to withhold the transfer of any shares of Parent Common Stock disposed of by the undersigned, but that (provided such transfer is not prohibited by any other provision of this letter agreement or applicable law) upon receipt of such evidence of compliance, Parent shall permit the transfer agent to effectuate the transfer of the shares of Parent Common Stock sold as indicated in such letter.

The undersigned acknowledges and agrees that the legend set forth below will be placed on certificates representing the shares of Parent Common Stock received by the undersigned in connection with the Merger or held by a transferee thereof, which legend will be removed by delivery of substitute certificates upon receipt of an opinion in form and substance reasonably satisfactory to Parent from counsel reasonably satisfactory to Parent to the effect that such legend is no longer required for purposes of the Securities Act.

         "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares have not been acquired by the holder with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933. The shares may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933."

The undersigned acknowledges that (a) the undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of shares of Parent Common Stock and (b) the receipt by Parent of this letter is an inducement to Parent's obligations to consummate the Merger.

                                                       Very truly yours,

Dated:

                                                                       [Annex I]

           On [ ], the undersigned sold the securities of Leucadia National Corporation ("PARENT") described below in the space provided for that purpose (the "SECURITIES"). The Securities were received by the undersigned in connection with the merger of Marigold Acquisition Corp. with and into MK Resources Company.

           Based upon the most recent report or statement filed by Parent with the Securities and Exchange Commission, the Securities sold by the undersigned were within the prescribed limitations set forth in paragraph (e) of Rule 144 promulgated under the Securities Act of 1933, as amended (the "SECURITIES ACT").

           The undersigned hereby represents that the Securities were sold in "brokers' transactions" within the meaning of Section 4(4) of the Securities Act or in transactions directly with a "market maker" as that term is defined in
Section 3(a)(38) of the Securities Exchange Act of 1934, as amended. The undersigned further represents that the undersigned has not solicited or arranged for the solicitation of orders to buy the Securities, and that the undersigned has not made any payment in connection with the offer or sale of the Securities to any person other than to the broker who executed the order in respect of such sale.

                                           Very truly yours,



            [Space to be provided for description of the Securities]